Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                                Votes for       Votes withheld
Ravi Akhoury 			358,281,066 	15,347,069
Jameson A. Baxter 		358,744,364 	14,883,771
Charles B. Curtis 		358,319,641 	15,308,494
Robert J. Darretta 		358,636,964 	14,991,171
Myra R. Drucker 		358,596,906 	15,031,229
John A. Hill 			358,361,384 	15,266,751
Paul L. Joskow 			358,720,944 	14,907,191
Elizabeth T. Kennan 		358,122,160 	15,505,975
Kenneth R. Leibler 		358,535,013 	15,093,122
Robert E. Patterson 		358,514,172 	15,113,963
George Putnam, III 		358,355,274 	15,272,861
Robert L. Reynolds 		358,857,679 	14,770,456
W. Thomas Stephens 		358,681,569 	14,946,566
Richard B. Worley 		358,736,322 	14,891,813

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	   Votes against   Abstentions    Broker non-votes
240,006,077         10,137,066      10,441,744     113,043,248

A proposal to amend the funds agreement and declaration of trust with respect to duration of the trust was approved as follows:

Votes for    Votes against   Abstentions    Broker non-votes
240,840,665   9,039,957       10,704,265      113,043,248

A proposal to amend the funds agreement and declaration of trust with respect to redemption at the option of the trust was approved as follows:

Votes for    Votes against   Abstentions   Broker non-votes
237,845,552   11,424,853      11,314,482      113,043,248

All tabulations are rounded to the nearest whole number.